Appalachian Asset Management, Inc.
                     1018 Kanawha Boulevard East, Suite 301
                         Charleston, West Virginia 25301


                               PROXY VOTING POLICY


     Advisor is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended
("Advisors Act"). Pursuant to an advisory agreement with Unified Series Trust (the "Trust"), Advisor manages the assets of the AAM Equity Fund, a series of the Trust (the "Fund"). Pursuant to the policy adopted by the Trust, the Trust has delegated to the Advisor, proxy voting authority with respect to all proxies related to securities held in the Fund's account. Advisor hereby accepts such delegation. Advisor shall perform these duties in accordance with this proxy voting policy (the "Policy"), as the same may be amended from time to time, a copy of which policy has been presented to the Trust's board of Trustees (the "Board") for its review. Advisor hereby undertakes to provide updates to its proxy voting policy to the Board as they are adopted and implemented.

     Advisor also provides investment advisory services to retail clients and/or other institutional client pursuant to advisory contracts with the same (such clients, the "Other Advisory Clients," and together with the Fund, the "Clients")

Statement of Policy

Consistent with its fiduciary duties and pursuant to Rule 206(4)-6 under the Advisors Act, Advisor has designed this Policy to reflect its commitment to vote all proxies in a manner consistent with the best interests of its Clients, including the Fund's shareholders. Advisor, consistent with its duty of care, will monitor corporate actions for those issuers whose securities Advisor will be called upon to vote. Consistent with its duty of loyalty, Advisor will, in all cases, vote to promote the best interests of its Clients, including Fund shareholders. In determining how to vote proxies, Advisor will not subordinate the economic interest of the Fund's shareholders to its own interests or to that of any other entity or interested party.

                             KEY PROXY VOTING ISSUES

     Advisor believes that all votes should be reviewed on a company-by-company basis and each issue should be considered in the context of the company under review, and subject to an analysis of the economic impact such issue may have on a Client's stated investment objectives. Advisor will give great weight to the views of management only when the issues involved will not have a negative impact on a Client's account values, including Fund shareholder values. In all other cases, Advisor will engage in an independent analysis of the impact that the proposed action will have on shareholder values.

1.       Board of Directors

     Electing directors is one of the most important rights of stock ownership that company shareholders can exercise. Advisor believes that company directors should act in the long-term interests of the company's shareholders and the company as a whole. Generally, Advisor will vote in favor of director nominees that have expressed and/or demonstrated a commitment to the interest of the company's shareholders. Advisor will consider the following factors in deciding how to vote proxies relating to director elections:

     o In re-electing incumbent directors, the long-term performance of the company relative to its peers - Advisor will not vote to re-elect a board if the company has had consistent poor performance relative to its peers in the industry.

     o Whether the slate of director nominees promotes a majority of independent directors on the full board - Advisor believes that it is in the best interest of all company shareholders to have, as a majority, directors that are independent of management.

     o A director nominee's attendance at less than 75 percent of the meetings - frequent non-attendance at board meetings will be grounds for voting against re-election.

     o Existence of any prior SEC violations and/or other criminal offenses will generally be grounds for voting against a director nominee.

     Advisor believes that it is in the shareholders' best interests to have bright and experienced directors serving on a company's board. To this end, Advisor believes that companies should be allowed set up director compensation packages that attract and retain desirable directors. Advisor will consider whether proposals relating to director compensation are reasonable in relation to the company's performance and resources. Advisor will vote in favor of proposals that seek to impose reasonable limits on director compensation.

     In all other issues that may arise relating to the board of directors, Advisor will vote against all proposals that benefit directors at the expense of shareholders, and in favor of all proposals that do not unreasonably abrogate the rights of shareholders. As previously stated, each issue will be analyzed on an issue-by-issue basis.


2.       Corporate Governance

     Corporate governance issues may include, but are not limited to, the following: (i) corporate defenses, (ii) corporate restructuring proposals, (iii) proposals affecting the capital structure of a company, (iv) proposals regarding executive compensation, or (v) proposals regarding the independent auditors of the company.

     i. Corporate Defenses. Although Advisor will review each proposal on a case-by-case basis, Advisor will generally vote against management proposals that (a) seek to insulate management from all threats of change in control, (b) provide the board with veto power against all takeover bids, (c) allow management or the board of the company to buy shares from particular shareholders at a premium at the expense of the majority of shareholders, or (d) allow management to increase or decrease the size of the board at its own discretion. Advisor will only vote in favor of those proposals that do not unreasonably discriminate against a majority of shareholders, or greatly alter the balance of power between shareholders on one side, and management and the board on the other.

     ii. Corporate Restructuring. These may include mergers and acquisitions, spin-offs, asset sales, leveraged buy-outs and/or liquidations. In determining the vote on these types of proposals, Advisor will consider the following factors: (a) whether the proposed action represents the best means of enhancing shareholder values, (b) whether the company's long-term prospects will be positively affected by the proposal, (c) how the proposed action will impact corporate governance and/or shareholder rights, (d) how the proposed deal was negotiated, (e) whether all shareholders receive equal/fair treatment under the terms of the proposed action, and/or (f) whether shareholders could realize greater value through alternative means.

     iii. Capital Structure. Proposals affecting the capital structure of a company may have significant impact on shareholder value, particularly when they involve the issuance of additional stock. As such, Advisor will vote in favor of proposals to increase the authorized or outstanding stock of the company only when management provides persuasive business justification for the increase, such as to fund acquisitions, recapitalization or debt restructuring. Advisor will vote against proposals that unreasonably dilute shareholder value or create classes of stock with unequal voting rights if, over time, such action may lead to a concentration of voting power in the hands of few insiders.

     iv. Executive Compensation. Advisor believes executives should be compensated at a reasonable rate and that companies should be free to offer attractive compensation packages that encourage high performance in executives because, over time, it will increase shareholder values. Advisor also believes however, that executive compensation should, to some extent, be tied to the performance of the company. Therefore, Advisor will vote in favor of proposals that provide challenging performance objectives to company executives, and which serve to motivate executives to better performance. Advisor will vote against all proposals that offer unreasonable benefits to executives whose past performance has been less than satisfactory.

     Advisor will vote against shareholder proposals that summarily restrict executive compensation without regard to the company's performance, and in favor of shareholder proposals that seek additional disclosures on executive compensation.

     v. Independent Auditors. Advisor will generally vote to ratify the board's employment or retention of independent auditors unless there is a reason to believe that the auditor is not independent or has, in the past, rendered an opinion that was neither accurate nor indicative of the company's financial position.

3.       Shareholder Rights

     State law provides shareholders of a company with various rights, including, but not limited to, cumulative voting, appraisal rights, the ability to call special meetings, the ability to vote by written consent and the ability to amend the charter or bylaws of the company. Advisor will carefully analyze all proposals relating to shareholder rights and will vote against proposals that seek to eliminate existing shareholder rights or restrict the ability of shareholders to act in a reasonable manner to protect their interest in the company. In all cases, Advisor will vote in favor of proposals that best represent the interests of its Clients, including the long-term financial interest of Fund shareholders.

4. Social and Environmental Issues

     In determining how to vote proxies in this category, Advisor will consider the following factors:

     o Whether the proposal creates a stated position that could affect the company's reputation and/or operations, or leave it vulnerable to boycotts and other negative consumer responses;

     o The percentage of assets of the company that will be devoted to implementing the proposal;

     o Whether the issue is more properly dealt with through other means, such as through governmental action;

     o Whether the company has already dealt with the issue in some other appropriate way; and

     o What other companies have done in response to the issue.

While Advisor generally supports shareholder proposals that seek to create good corporate citizenship, Advisor will vote against proposals that would tie up a large percentage of the assets of the company. Advisor believes that such proposals are inconsistent with its duty to seek value for Clients, including long-term value for Fund shareholders. Advisor will also evaluate all proposals seeking to bring to an end certain corporate actions to determine whether the proposals adversely affect the ability of the company to remain profitable. Advisor will vote in favor of proposals that enhance or do not negatively impact long-term shareholder values.

                             PROXY VOTING PROCEDURES

1.       The Proxy Voting Officer

     Advisor hereby appoints Knox Fuqua as the person responsible for voting all proxies relating to securities held in the Fund's account (the "Proxy Voting Officer"). The Proxy Voting Officer shall take all reasonable efforts to monitor corporate actions, obtain all information sufficient to allow an informed vote on the matter, and ensure that all proxy votes are cast in a timely fashion and in a manner consistent with this Policy.

     If, in the Proxy Voting Officer's reasonable belief, it is in the best interest of Advisor's Clients to cast a particular vote in a manner that is contrary to this policy, the Proxy Voting Officer shall submit a request for a waiver to Advisor's Board of Managers (the "Advisory Board"), if any, stating the facts and reasons for the Proxy Voting Officer's belief. The Proxy Voting Officer shall proceed to vote the proxy in accordance with the decision of the Advisory Board.

     In addition, if the Proxy Voting Officer determines it is in the best interest of Advisor's clients to abstain from voting on a particular proxy solicitation, the Proxy Voting Officer shall make a record summarizing the reasons and shall present this summary to the Advisory Board.

     To the extent that no Advisory Board is available to whom the Proxy Voting Officer may request such waiver, such Proxy Voting Policy shall request a waiver from the applicable Client and, for purposes of the Fund, from the Trust's Chief Compliance Officer. The Proxy Voting Officer shall proceed to vote the proxy in accordance with the direction of the Client.


2.       Conflict of Interest Transactions



     A. Fund Related Conflicts. In some instances, the Advisor may be asked to cast a proxy vote that presents a conflict between the interests of a Client, including the interests of the Fund's shareholders, and those of the Advisor or an affiliated person of the Adviser. To the extent that such conflict relate to the interest of the Fund's shareholders, the Advisor is instructed to abstain from making a voting decision. Rather, the Proxy Voting Officer shall submit to the Trust's Chief Compliance Officer all proxies solicitations that, in the Proxy Voting Officer's reasonable belief, present a conflict between the interests of the Fund shareholders on one hand, and those of the Advisor or any of its affiliated persons/entities (each, an "Advisory Entity"). Conflict of interest transaction include, but are not limited to, situations where:

     o an Advisory Entity has a business or personal relationship with the participant of a proxy contest such as members of the issuers management or the soliciting shareholder(s);

     o an Advisory Entity provides advisory, brokerage, underwriting, insurance or banking or other services to the issuer whose management is soliciting proxies;

     o an Advisory Entity has a personal or business relationship with a candidate for directorship; or

     o an Advisory Entity manages a pension plan or administers an employee benefit plan, or intends to pursue an opportunity to do so.

In all such case, the materials submitted to the Trust's Board shall include the name of the affiliated party whose interests in the transaction are believed to be contrary to the interests of the Trust, a brief description of the conflict, and any other information in the Proxy Voting Officer's possession that would to enable the Trust's Board to make an informed decision on the matter. The Proxy Voting Officer shall vote the proxy in accordance with the direction of the Trust's Board.

B. Conflicts Relating to Other Advisory Clients. In connection with conflicts in respect of Other Advisory Clients, the Proxy Voting Officer may provide a written or verbal summary of the conflict information to the client, including the name of the Advisory Entity whose interests in the transaction are believed to be contrary to the interests of the client, a brief description of the conflict, and any other information in the Proxy Voting Officer's possession that would to enable the client to make an informed decision on the matter. The Proxy Voting Officer may request guidance from the client on how to vote the proxy and, in such cases, the Proxy Voting Officer shall to vote in accordance with the direction of the client.



3. Oversight of the Advisors' Fund-Related Proxy Voting Compliance Activities

     The Advisor shall present to the Fund's administrator, a quarterly report summarizing its proxy voting compliance activities for the preceding quarter which report shall include, for each proxy solicitation, (i) the name of the issuer, (ii) the exchange ticker symbol for the security, (iii) the CUSIP number, (iv) the shareholder meeting date; (iv) a brief identification of the matter voted on, (v) whether the matter was proposed by the management or by a security holder; (vi) whether the Proxy Voting Officer cast its vote on the matter and if not, an explanation of why no vote was cast; (vii) how the vote was cast (i.e., for or against the proposal); (viii) whether the vote was cast for or against management; and (ix) whether the vote was consistent with this Policy, and if inconsistent, an explanation of why the vote was cast in such manner. The report shall also include a summary of all transactions which, in the Proxy Voting Officer's reasonable opinion, presented a potential conflict of interest, and a brief explanation of how each conflict was resolved. The Fund's administrator shall review the report to ensure compliance with the Proxy Rule and with this Policy, and shall determine the steps and procedures, if any, that must be undertaken or adopted by the Fund or the Advisor to ensure further compliance with the relevant laws.

4. Availability of Proxy Voting Policy and Records Available to Clients

     Advisor shall provide a copy of this Policy to the Trust's Chief Compliance Officer, who may provide a copy of same, together with the Fund's proxy voting record, to any shareholder of the Fund upon request and without charge. In addition, the Advisor shall provide a complete voting record to the Fund's administrator within 15 days following the end of each calendar quarter (as provided above). The Fund's administrator shall file a report based on such record on Form N-PX, on an annual basis, with the Securities Exchange Commission, no later than August 31st of each year.

     Advisor will also include a brief description of this Policy in its Form ADV Part II and deliver such form in accordance with the requirements of the Advisers Act. Advisor will also include a notice in the Form ADV Part II, notifying clients that a copy of this Policy, together with a record of how Advisor voted proxies related to that particular client's account, is available, without charge, to any client that wishes review such information. Such requests will be required to be made in writing to Advisor at its business address. The Proxy Voting Policy shall respond to all client requests for records within three business days of such request by first-class mail or other means designed to ensure prompt delivery.

                                 RECORD KEEPING

In connection with this Policy, the Proxy Voting Officer shall maintain a record of the following:

     o copies all proxies solicitations received by Advisor's client (including the Fund), including a brief summary of the name of the issuer of the portfolio security, the exchange ticker symbol for the security, the CUSIP number, and the shareholder meeting date;

     o a reconciliation of the proxy solicitations received and number of shares held by the client (including the Fund) in the company;

     o the analysis undertaken to ensure that the vote cast is consistent with this Policy;

     o copies, if any, of all waiver request submitted to (i) the Trust's Board and (ii) other advisory client), and the final determination relating thereto;

     o copies, if any, of all documents submitted to the Trust's Board and/or other advisory client relating to conflict of interest transactions and the final determination relating thereto;

     o copies of any other documents created or used by the Proxy Voting Officer in determining how to vote the proxy;

     o copies of all votes cast;

     o copies of all quarterly summaries presented to the Trust's Board; and

     o copies of all shareholder requests for the Fund's proxy voting record and responses thereto.

All records required to be maintained under this Policy shall be maintained in the manner and for such period as is consistent with other records required to be maintained by Advisor pursuant to Rule 204-2 of the Act.